News Release


FOR IMMEDIATE RELEASE


             U S WEST SUSPENDS SHAREOWNER INVESTMENT PLAN


DENVER, June 23, 2000 - U S WEST announced today the immediate suspension of the Shareowner Investment Plan due to the planned merger with Qwest Communications. Per the Plan Prospectus dated June 12, 1998, "U S WEST reserves the right to suspend, modify or terminate the Plan at any time." Shortly after the close of the merger with Qwest Communications, all U S WEST shares in the Shareowner Investment Plan will be exchanged for Qwest shares.

About U S WEST
U S WEST (NYSE: USW) is a leading broadband and communications service provider, with more than $13 billion in annual revenues. U S WEST leads the industry in deploying next-generation broadband ADSL and VDSL Internet access and data/video services; offers the nation's first and only 'one-number' advanced wireless service that integrates customers' home or business phones with their wireless PCS; and provides multimedia advertising services, including Internet and print directories. The company has nearly 2 million miles of deployed fiber in the U.S., provides local exchange services to more than 25 million customers in 14 states, and provides wireless services to more than 600,000 customers and data services to more than 800,000 customers nationally.

U S WEST is merging with Qwest Communications International Inc. The combination, to be named Qwest Communications International Inc., will create a communications powerhouse with a market capitalization of more than $70 billion, headquartered in Denver and employing about 64,000 people worldwide. U S WEST and Qwest will unite the nation's more innovative local, wireless and broadband communications firm with one of the world's most advanced fiber-optic networks and broadband Internet providers. Together, the two firms will have more than 3 million miles of deployed fiber in the U.S. and worldwide, 29 million customers and a local network that is 99.2 percent digitally switched. For more information about U S WEST, go to http://www.uswest.com.

Contact:  Bill Myers, 303-896-3027; e-mail: wfmyers@uswest.com


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